                                   EXHIBIT 11
                             J.P. MORGAN CHASE & CO.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


For a discussion of the computation of basic and diluted earnings per common share, see Note 17 of JPMorgan Chase's 2000 Annual Report.

(in millions, except per share amounts)                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                      JUNE 30,                   JUNE 30,
                                                              ------------------------   -----------------------
                                                                  2001         2000          2001         2000
----------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
------------------------
Earnings:
Net Income                                                     $      378    $   1,633   $    1,577    $   3,621
Less:  Preferred Stock Dividends                                       19           26           40           51
                                                               ----------    ---------   ----------    ---------
Net Income Applicable to Common Stock                          $      359    $   1,607   $    1,537    $   3,570
                                                               ==========    =========   ==========    =========
Shares:
Basic Average Common Shares Outstanding                           1,978.4      1,853.1      1,972.6      1,858.9

Net Income per Share (a)                                       $     0.18    $    0.87   $     0.78    $    1.92
                                                               ==========    =========   ==========    =========

DILUTED EARNINGS PER SHARE
--------------------------
Earnings:
Net Income Applicable to Common Stock                          $      359    $   1,607   $    1,537    $   3,570
                                                               ==========    =========   ==========    =========
Shares:
Basic Average Common Shares Outstanding                           1,978.4      1,853.1      1,972.6      1,858.9
Additional Shares Issuable upon Exercise of Stock Options
  for Dilutive Effect                                                55.2         86.1         60.4         83.4
                                                               ----------    ---------   ----------    ---------
Average Common Shares Outstanding Assuming Dilution               2,033.6      1,939.2      2,033.0      1,942.3

Net Income per Share (a)                                       $     0.18    $    0.83   $     0.76    $    1.84
                                                               ==========    =========   ==========    =========

--------------------------------------------------------------------------------
(a) Basic and diluted earnings per share have been reduced by $(0.01) in the first six months of 2001 due to the impact of the adoption of SFAS 133 relating to the accounting for derivative instruments and hedging activities.
--------------------------------------------------------------------------------



                                      -57-